                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G
                                    (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. _____)(1)


                              POWER INTEGRATIONS, INC.
--------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                      0007392761
--------------------------------------------------------------------------------
                                    (CUSIP NUMBER)




-----------------

   (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 0007392761                  13G                  Page 2 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Kleiner Perkins Caufield & Byers IV, L.P., a California limited partnership ("KPCB IV") 94-3001663

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

                                5   SOLE VOTING POWER
            NUMBER                                                        - 0 -
              OF
            SHARES              6   SHARED VOTING POWER
         BENEFICIALLY                                                   878,468
           OWNED BY
          REPORTING             7   SOLE DISPOSITIVE POWER
            PERSON                                                        - 0 -
             WITH
                                8   SHARED DISPOSITIVE POWER
                                                                        878,468

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        878,468

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

12  TYPE OF REPORTING PERSON*
                                                                             PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                    Page 3 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         KPCB IV Associates, L.P., a California
         limited partnership ("KPCB IV Associates") 94-3001662

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

                                5   SOLE VOTING POWER
            NUMBER                                                        - 0 -
              OF
            SHARES              6   SHARED VOTING POWER
         BENEFICIALLY               893,443 shares of which 878,468
           OWNED BY                 shares are directly held by KPCB IV
          REPORTING                 and 14,975 shares are directly held
            PERSON                  by KPCB Zaibatsu Fund I, a
             WITH                   California limited partnership
                                    ("KPCB ZF I").  KPCB IV Associates
                                    is the general partner of KPCB IV
                                    and KPCB ZF I.

                                7   SOLE DISPOSITIVE POWER
                                                                          - 0 -

                                8   SHARED DISPOSITIVE POWER
                                    893,443 shares of which 878,468
                                    shares are directly held by KPCB IV
                                    and 14,975 shares are directly held
                                    by KPCB ZF I.  KPCB IV Associates is
                                    the general partner of KPCB IV.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        893,443

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.4%

12  TYPE OF REPORTING PERSON*
                                                                             PN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                  Page 4 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Brook Byers

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                 5   SOLE VOTING POWER
    NUMBER                                                               - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        918,443 shares of which 878,468 shares are directly
   OWNED BY          held by KPCB IV, 14,975 shares are directly held
   REPORTING         by KPCB ZF I, and 25,000 shares are directly held
    PERSON           by KPCB VIII Associates, L.P., a California limited
     WITH            partnership ("KPCB VIII Associates").  KPCB IV
                     Associates, L.P., a California limited partnership
                     ("KPCB IV Associates") is the general partner of KPCB IV and KPCB ZF I. Mr. Byers is a general partner of KPCB IV Associates and KPCB VIII
                     Associates. Mr. Byers disclaims beneficial ownership of the shares held directly by KPCB IV, KPCB ZF I and KPCB VIII Associates.

                 7   SOLE DISPOSITIVE POWER
                                                                         - 0 -

                 8   SHARED DISPOSITIVE POWER
                     918,443 shares of which 878,468 shares are directly held by KPCB IV, 14,975 shares are directly held by KPCB ZF I, and 25,000 shares are directly held by KPCB VIII Associates. KPCB IV Associates is the general partner of KPCB and KPCB ZF I. Mr. Byers is a general partner of KPCB VI Associates and KPCB VIII Associates. Mr. Byers disclaims beneficial ownership of the shares held directly by KPCB IV, KPCB ZF I and KPCB VIII Associates.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                        918,443

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                         / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                        7.6%

12  TYPE OF REPORTING PERSON*
                                                                          IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                    Page 5 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           L. John Doerr

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                 5   SOLE VOTING POWER
    NUMBER                                                               - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        918,443 shares of which 878,468 shares are directly
   OWNED BY          held by KPCB IV,  14,975 shares are directly held
   REPORTING         by KPCB ZF I, and 25,000 shares are directly held
    PERSON           by KPCB VIII Associates.  KPCB IV Associates is the
     WITH            general partner of KPCB IV and KPCB ZF I.  Mr.
                     Doerr is a general partner of KPCB VII Associates and KPCB VIII Associates. Mr. Doerr disclaims beneficial ownership of the shares held directly by KPCB IV, KPCB ZF I and KPCB VIII Associates.

                 7   SOLE DISPOSITIVE POWER
                                                                         - 0 -

                 8   SHARED DISPOSITIVE POWER
                     918,443 shares of which 878,468 shares are directly held by KPCB IV, 14,975 shares are directly held by KPCB ZF I, and 25,000 shares are directly held by KPCB VIII Associates. KPCB IV Associates is the general partner of KPCB IV and KPCB ZF I. Mr. Doerr is a general partner of KPCB VI Associates and KPCB VIII Associates. Mr. Doerr disclaims beneficial ownership of the shares held directly by KPCB IV, KPCB ZF I and KPCB VIII Associates.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        918,443

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%

12  TYPE OF REPORTING PERSON*
                                                                             IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                   Page 6 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Vinod Khosla

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                 5   SOLE VOTING POWER
    NUMBER                                                               - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        918,443 shares of which 878,468 shares are directly
   OWNED BY          held by KPCB IV, 14,975 shares are directly held
   REPORTING         by KPCB ZF I, and 25,000 shares are directly held
    PERSON           by KPCB VIII Associates.  KPCB IV Associates is the
     WITH            general partner of KPCB IV and KPCB ZF I.  Mr.
                     Khosla is a general partner of KPCB VII ASSociates and KPCB VIII Associates. Mr. Khosla disclaims beneficial ownership of the shares held directly by KPCB IV, KPCB ZF I and KPCB VIII Associates.

                 7   SOLE DISPOSITIVE POWER
                                                                         - 0 -

                 8   SHARED DISPOSITIVE POWER
                     918,443 shares of which 878,468 shares are directly held by KPCB IV, 14,975 shares are directly held by KPCB ZF I, and 25,000 shares are directly held
                     by KPCB VIII Associates.   KPCB IV Associates is
                     the general partner of KPCB IV and KPCB ZF I.   Mr.
                     Khosla is a general partner of KPCB VII Associates and KPCB VIII Associates. Mr. Khosla disclaims beneficial ownership of the shares held directly by KPCB IV, KPCB ZF I and KPCB VIII Associates.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        918,443

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.6%

12  TYPE OF REPORTING PERSON*
                                                                             IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                    Page 7 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Frank Caufield

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

                 5   SOLE VOTING POWER
    NUMBER                                                               - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        893,443 shares of which 878,468 shares are directly
   OWNED BY          held by KPCB IV and 14,975 shares are directly held
   REPORTING         by KPCB ZF I.  KPCB IV Associates is the general
    PERSON           partner of KPCB IV and KPCB ZF I.  Mr. Caufield is
     WITH            a general partner of KPCB IV Associates.  Mr.
                     Caufield disclaims beneficial ownership of the shares held directly by KPCB IV.

                 7   SOLE DISPOSITIVE POWER
                                                                         - 0 -

                 8   SHARED DISPOSITIVE POWER
                     893,443 shares of which 878,468 shares are directly held by KPCB IV and 14,975 shares are directly held by KPCB ZF I. KPCB IV Associates is the general partner of KPCB IV and KPCB ZF I. Mr. Caufield is a general partner of KPCB IV Associates. Mr. Caufield disclaims beneficial ownership of the shares held directly by KPCB IV.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        893,443

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.4%

12  TYPE OF REPORTING PERSON*
                                                                             IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                    Page 8 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Regis McKenna

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                 5   SOLE VOTING POWER
    NUMBER                                                               - 0 -
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        893,443 shares of which 878,468 shares are directly
   OWNED BY          held by KPCB IV and 14,975 are directly held by
   REPORTING         KPCB ZF I.  KPCB IV Associates is the general
    PERSON           partner of KPCB IV and KPCB ZF I.  Mr. McKenna is a
     WITH            general partner of KPCB IV Associates.  Mr. McKenna
                     disclaims beneficial ownership of the shares held directly by KPCB IV.

                 7   SOLE DISPOSITIVE POWER
                                                                         - 0 -

                 8   SHARED DISPOSITIVE POWER
                     893,443 shares of which 878,468 shares are directly held by KPCB IV and 14,975 are directly held by KPCB ZF I. KPCB IV Associates is the general partner of KPCB IV and KPCB ZF I. Mr. McKenna is a general partner of KPCB IV Associates. Mr. McKenna disclaims beneficial ownership of the shares held directly by KPCB IV.

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        893,443

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.4%

12  TYPE OF REPORTING PERSON*
                                                                             IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                    Page 9 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         E. Floyd Kvamme

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                 5   SOLE VOTING POWER
    NUMBER                                                               35,000
      OF
    SHARES       6   SHARED VOTING POWER
 BENEFICIALLY        893,443 shares of which 878,468 shares are directly
   OWNED BY          held by KPCB IV and 14,975 shares are directly held
   REPORTING         by KPCB ZF I.  KPCB IV Associates is the general
    PERSON           partner of KPCB IV and KPCB ZF I.  Mr. Kvamme is a
     WITH            general partner of KPCB IV Associates and KPCB VI
                     Associates. Mr. Kvamme disclaims beneficial ownership of the shares held directly by KPCB IV.

                 7   SOLE DISPOSITIVE POWER
                                                                         35,000

                 8   SHARED DISPOSITIVE POWER
                     893,443 shares of which 878,468 shares are directly held by KPCB IV and 14,975 shares are directly held by KPCB ZF I. KPCB IV Associates is the general partner of KPCB IV and KPCB ZF I. Mr. Kvamme is a general partner of KPCB IV Associates and KPCB VI Associates. Mr. Kvamme disclaims beneficial ownership of the shares held directly by KPCB IV.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        928,443

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.7%

12  TYPE OF REPORTING PERSON*
                                                                             IN


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007392761                  13G                    Page 10 of 17 Pages

1   NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Thomas Perkins

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                 5   SOLE VOTING POWER
    NUMBER                                                               - 0 -
      OF         6   SHARED VOTING POWER
    SHARES           893,443 shares of which 878,468 shares are directly
 BENEFICIALLY        held by KPCB IV and 14,975 shares are directly held
   OWNED BY          by KPCB ZF I.  KPCB IV Associates is the general
   REPORTING         partner of KPCB IV and KPCB ZF I.  Mr. Perkins is a
    PERSON           general partner of KPCB IV Associates.  Mr. Perkins
     WITH            disclaims beneficial ownership of the shares held
                     directly by KPCB IV.

                 7   SOLE DISPOSITIVE POWER
                                                                         - 0 -

                 8   SHARED DISPOSITIVE POWER
                     893,443 shares of which 878,468 shares are directly held by KPCB IV and 14,975 shares are directly held by KPCB ZF I. KPCB IV Associates is the general partner of KPCB IV and KPCB ZF I. Mr. Perkins is a general partner of KPCB IV Associates. Mr. Perkins disclaims beneficial ownership of the shares held directly by KPCB IV.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON
                                                                        878,468

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*
                                                                            / /

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           7.3%

12  TYPE OF REPORTING PERSON*
                                                                             IN


                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 11 of 17 Pages

ITEM 1(a)  NAME OF ISSUER:

           Power Integrations, Inc.


ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           477 North Mathilda Avenue
           Sunnyvale, CA 94086

ITEM 2(a)-(c)  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

           This statement is being filed by KPCB IV Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB IV Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB IV Associates are also general partners of KPCB VIII Associates.

           KPCB IV Associates is general partner to KPCB IV and KPCB ZF I.
With respect to KPCB IV Associates, this statement relates only to KPCB IV Associates' and, for those general partners of KPCB IV Associates who are also general partners of KPCB VIII Associates, indirect, beneficial ownership of the shares of Common Stock of Power Integrations, Inc., held directly by KPCB IV, KPCB ZF I and KPCB VIII (the "Shares") and, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control. The Shares are held directly by KPCB IV, KPCB ZF I and KPCB VIII not directly or otherwise hold any Shares. Management of the business affairs of KPCB IV Associates and KPCB VIII including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB IV Associates and KPCB VIII respectively, each of whom disclaims beneficial ownership of the Shares.


ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

           Common Stock

                                                             Page 12 of 17 Pages

ITEM 2(e)  CUSIP NUMBER:

           0007392761

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

ITEM 4.    OWNERSHIP.

           See rows 5-11 of cover pages hereto.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not Applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of KPCB IV, KPCB IV Associates, KPCB ZF I and KPCB VIII Associates the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Power Integrations Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable

ITEM 10.   CERTIFICATION.

           Not Applicable

                                                             Page 13 of 17 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 10, 1998

BROOK H. BYERS                     KPCB IV ASSOCIATES, L.P.,
L. JOHN DOERR                      A CALIFORNIA
VINOD KHOSLA                       LIMITED PARTNERSHIP
E. FLOYD KVAMME
THOMAS PERKINS
FRANK CAUFIELD
REGIS MCKENNA                      By:  /s/ Brook H. Byers
                                        ----------------------------------------
                                        A General Partner


By:  /s/ Michael S. Curry          KLEINER PERKINS CAUFIELD &
     --------------------------    BYERS IV, L.P., A CALIFORNIA
     Michael S. Curry              LIMITED PARTNERSHIP
     Attorney-in-Fact
                                   By KPCB IV Associates, L.P., a
                                   California Limited
                                   Partnership, its General
                                   Partner


                                   By:  /s/ Brook H. Byers
                                        ----------------------------------------
                                        A General Partner

                                                             Page 14 of 17 Pages

                                 EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  15

Exhibit B:  List of General Partners of KPCB IV Associates             16

                                                             Page 15 of 17 Pages

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 10, 1998, containing the information required by Schedule 13G, for the Shares of Power Integrations, Inc., held by Kleiner Perkins Caufield & Byers IV, L.P., and, with respect to the general partners, such other holdings as may be reported therein.

Date:  February 10, 1998


BROOK H. BYERS                     KLEINER PERKINS CAUFIELD &
L. JOHN DOERR                      BYERS IV, L.P., A CALIFORNIA
VINOD KHOSLA                       LIMITED PARTNERSHIP
E. FLOYD KVAMME
THOMAS PERKINS                     By KPCB IV Associates, L.P., a
FRANK CAUFIELD                     California Limited
REGIS MCKENNA                      Partnership, its General
                                   Partner


By:  /s/ Michael S. Curry
    ---------------------------    By:  /s/ Brook H. Byers
     Michael S. Curry                  --------------------------------
     Attorney-in-Fact                  A General Partner


KPCB IV ASSOCIATES, A
CALIFORNIA
LIMITED PARTNERSHIP



By:  /s/ Brook H. Byers
     --------------------------
     A General Partner

                                                             Page 16 of 17 Pages

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB IV ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

               Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address; and (c) citizenship.


1.   (a)   Thomas Perkins
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
     (c)   United States Citizen

2.   (a)   Brook H. Byers+
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
     (c)   United States Citizen

3.   (a)   Frank Caufield
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
     (c)   United States Citizen

4.   (a)   L. John Doerr+
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
     (c)   United States Citizen

5.   (a)   Regis McKenna
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
     (c)   United States Citizen

6.   (a)   Vinod Khosla+
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
     (c)   United States Citizen

                                                             Page 17 of 17 Pages

7.   (a)   E. Floyd Kvamme
     (b)   c/o Kleiner Perkins Caufield & Byers
           2750 Sand Hill Road
           Menlo Park, CA 94025
     (c)   United States Citizen



----------------

+ Listed individual is also a general partner of KPCB VIII Associates, L.P., a California limited partnership.